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                                                             Exhibit 12



                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------

                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  1994     1993     1992     1991     1990
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)
Income before interest
 charges and the cumulative
 effect of change in
 accounting                    $38,611  $41,380  $33,888  $34,616  $30,206

Add: Taxes based on
       utility income           12,517   14,997    8,272   10,795    6,717

     Taxes based on
       miscellaneous income        121    1,068      172      281   (1,883)

     One third of applicable
       rentals charged to
       operating expense
      (which approximates the
      interest factor)             287      284      279      269      262
                               -------------------------------------------
        Total Earnings         $51,536  $57,729  $42,611  $45,961  $35,302
                               ===========================================

Interest on long-term debt     $12,626  $14,415  $13,803  $13,062  $12,222
Other interest                   3,768    1,798    1,811    1,524    1,081

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 287      284      279      269      262
                               -------------------------------------------
   Total Fixed Charges         $16,681  $16,497  $15,893  $14,855  $13,565
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   3.09     3.50     2.68     3.09     2.60





                                    100
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